Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2011 of our reports dated April 1, 2011, with respect to the consolidated financial statements and schedule of Brown Shoe Company, Inc. and the effectiveness of internal control over financial reporting of Brown Shoe Company, Inc. included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

May 26, 2011